FORM 4

[ ]  Check box if no longer
     subject to Section 16.
     Form 4 or Form 5 obligations
     may continue. See Instruction
     1(b)



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person

      Gardner                        Michael
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     (Last)                          (First)                     (Middle)

                      c/o Baytree Capital Associates, LLC
                           40 Wall Street, 58th Floor
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                                    (Street)

      New York                        NY                          10005
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

                      Activeworlds.com, Inc. (NASDAQ: AWLD)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)    ###-##-####
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    January 2001                       |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [     ]  Director                    [ X  ]  10% Owner

        [     ]  Officer                     [    ]  Other (specify below)
                 (give title below)
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 7. Individual or Joint/Group Filing (Check applicable line)

     X  Form filed by one Reporting Person
    ---
        Form filed by more than one Reporting Person
    ---

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TABLE I -- Non-Derivative Securities Acquired, Disposed of,
           or Beneficially Owned
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
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                         |
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                                  |                           |   Code      |    V      |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
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Common Stock                      |    01-16-01               |    P        |           |     10,500     |    A    |     .7813
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Common Stock                      |    01-17-01               |    P        |           |     10,000     |    A    |     .7813
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Common Stock                      |    01-18-01               |    P        |           |     10,000     |    A    |     .7188
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Common Stock                      |    01-30-01               |    P        |           |     10,000     |    A    |     .75
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Common Stock                      |                           |             |           |    408,330     |         |
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Common Stock                      |                           |             |           |    133,333     |         |
===================================================================================================================================

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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 and 4)       |    (Instr. 4)           |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |                           |           D             |
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 Common Stock                     |    448,830                |           D             |
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 Common Stock                     |    133,333                |           I             |   See Explanation of Response
===================================================================================================================================

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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Warrants to purchase             |                           |                         |        |       |             |
Common Stock                     |   $1.1875                 |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Warrants to purchase             |               |              |                |                     |
Common Stock                     | 8/22/00       |  8/22/05     |  Common Stock  |     300,000         |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Warrants to purchase             |                              |                                      |  See Explanation of
Common stock                     |  300,000                     |                I                     |  Response
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses: The 133,333 shares of Common Stock and the Warrants to purchase 300,000 shares of Common Stock are held by a corporation owned and controlled by the reporting person.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      /s/  Michael Gardner                                       02/08/01
------------------------------------                             --------
           Michael Gardner                                        Date